Exhibit 99.1

FINISH LINE APPOINTS EDWARD W. WILHELM CHIEF FINANCIAL OFFICER

INDIANAPOLIS – March 24th, 2009 – The Finish Line, Inc. (NASDAQ:FINL), one of the nation’s largest mall-based specialty retailers, today announced that Edward W. Wilhelm has been appointed Executive Vice President and Chief Financial Officer, effective March 30. Steven J. Schneider, who has been serving as Interim Chief Financial Officer, will remain in his current role as President and Chief Operating Officer of Finish Line.

Wilhelm brings nearly three decades of finance experience to Finish Line, including 18 years of executive leadership in the retail industry. Most recently, he served as Chief Financial Officer of Borders Group, Inc., a leading retailer of books, music and movies with more than 1,000 stores operating primarily under the Borders and Waldenbooks brand names.

“Ed is a seasoned retail veteran and financial leader with extensive expertise in strategic planning, business development, real estate, finance and investor relations,” said Glenn S. Lyon, Chief Executive Officer of Finish Line. “I am confident that Ed is the ideal choice for CFO as we move forward with our strategic plans. On behalf of the Board of Directors and the executive team, I’m pleased to welcome Ed to Finish Line.”

Lyon also thanked Schneider and Beau Swenson, Vice President Corporate Controller, for their assistance while the company completed its search for a permanent CFO, “Steve and Beau performed service above and beyond their usual roles over the past few months and we are grateful for their continuing contributions to Finish Line. I am confident we have a solid financial team in place to navigate the current economic environment and build on our success.”

“The Finish Line is an outstanding company with premium brands, strong leadership and a dedicated employee base,” Wilhelm said. “I look forward to working as part of the team committed to driving enhanced value and profitable growth at Finish Line.”

About Edward W. Wilhelm
Edward W. Wilhelm, 50, served as Executive Vice President and Chief Financial Officer of Borders Group, Inc. from 2000 to 2009.  Prior to that, he was Vice President of Planning, Reporting and Treasury for Borders Group from 1997 to 2000, and served as Vice President of Finance there from 1994 through 1997. Prior to joining Borders Group, Wilhelm served as Controller, then Vice President-Controller of Kmart Corporation, from 1991 to 1994. Earlier in his career, from 1981 to 1991, he was a member of the Audit Service at Price Waterhouse.  He holds a Bachelor of Science degree in accounting from the University of Detroit and is a certified public accountant.

About Finish Line
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 688 Finish Line stores in 47 states and online and 85 Man Alive stores in 19 states and online. To learn more about these brands, visit www.finishline.com or www.manalive.com.

Safe Harbor for Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts but are forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company's stores; the loss of key employees; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending and utility and product costs; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry and depressed demand in the housing market; management of growth; and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:
Investor Relations,	Media Requests,
Steven J. Schneider	Elise Hasbrook
President, Chief Operating Officer, and Interim Chief Financial Officer	Corporate Communications Manager 317-899-1022, ext 6827
(317) 899-1022 ext. 6528